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                                                                    Exhibit 10.1


                             EMPLOYMENT AGREEMENT
                             --------------------



          EMPLOYMENT AGREEMENT made as of the __________ day of March 2000 by and between DIGITAL ISLAND, INC. a Delaware corporation (the "Corporation"), and Howard Lasky ("Executive").

          WHEREAS, the Corporation and Executive wish to enter into a formal employment contract which will govern the terms and conditions applicable to Executive's employment with the Corporation and will provide certain severance benefits for Executive in the event his employment should be involuntarily terminated.

          NOW, THEREFORE, the parties hereto agree as follows:

                             PART ONE - DEFINITIONS

          For purposes of this Agreement, the following definitions shall be in effect:

          Change in Control means a change in the ownership or control of the Corporation effected through any of the following transactions:

               (i) a merger, consolidation or reorganization approved by the Corporation's stockholders, unless securities representing more than
                                      ------
          fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction, or

               (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation;

               (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders; or
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               (iv)   a change in the composition of the Board over a period of
          thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or
          (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

          Disability means the Executive's inability, by reason of any physical or mental injury or illness, to substantially perform the services required of him under this Agreement for a period in excess of ninety (90) consecutive days. In such event, Executive shall be deemed to have terminated employment by reason of such Disability on the last day of such ninety (90)-day period.

          Involuntary Termination means (i) the Corporation's termination of Executive's employment for any reason other than a Termination for Cause or (ii) Executive's voluntary resignation within ninety (90) days following (A) a reduction in his level of base salary by more than fifteen percent (15%), (B) a relocation of his principal place of employment by more than fifty (50) miles or
(C) a material reduction in the scope of his duties and responsibilities or the level of management to which he reports. Involuntary Termination shall not include the termination of Executive's employment by reason of death or Disability.

          Option means any option granted to the Executive under the Corporation's Stock Option/Stock Issuance Plan which is outstanding either at the time of a Change in Control or upon the Executive's subsequent Involuntary Termination.

          Termination for Cause means the termination of the Executive's employment for any of the following reasons: (i) Executive's conviction of a felony or embezzlement of the Corporation's funds, (ii) a material breach by Executive of one or more of his obligations under Paragraph 6 or 10 of this Agreement, (iii) any intentional misconduct by Executive which has a materially adverse effect upon the Corporation's business or reputation, (iv) Executive's continued failure to perform the duties, functions and responsibilities of his executive position after written warning from the Corporation or (v) an intentional material breach by Executive of any of Executive's fiduciary obligations as an officer of the Corporation.

          PART TWO -- TERMS AND CONDITIONS OF EMPLOYMENT

          1. Duties and Responsibilities.
             ----------------------------

               (a) Executive's employment with the Corporation shall be governed by the provisions of this Agreement for the period commencing March ___, 2000 and continuing until this Agreement is terminated in accordance with the applicable provisions of Paragraph 7. The period during which Executive's employment continues in effect shall be hereafter referred to as the "Employment Period."

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               (b) Executive shall serve as the Vice President, and General
Counsel and shall in such capacity report to the Corporation's Chief Financial Officer or CEO. Executive shall perform in good faith and to the best of his ability all services which may be required of Executive hereunder and to be available to render services at all reasonable times and places in accordance with reasonable directions and requests made by the Corporation. Executive shall, during the Employment Period, devote his full time, ability, energy and skill to the performance of his duties and responsibilities hereunder.

          2. Cash Compensation.
             -----------------

               (a) Effective March __, 2000 Executive shall be paid a base salary at the annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000). Base salary shall be paid at periodic intervals in accordance with the Corporation's payroll practices for salaried employees.

               (b) For the first twelve (12) months of the Employment Period, Executive shall be entitled to incentive compensation, payable in quarterly installments following the close of each fiscal quarter (other than the fiscal quarter ending March 31, 2000) within that period, in an annualized amount of at least Thirty-Five Thousand Dollars ($35,000) upon (i) the Corporation's achievement of the financial objectives and performance milestones established by the Board for such twelve (12)-month period, (ii) Executive's achievement of his individual performance objectives as agreed by Executive and the Chief Financial Officer for that twelve (12)-month period and (iii) Executive's continuation in employment through the close of each fiscal quarter within that period for which quarterly incentive compensation is paid by the Corporation. However, (i) the payment of incentive compensation in the first two (2) full fiscal quarters of the Employment Period shall be guaranteed, provided Executive remains in the Corporation's employ through the close of each of those fiscal quarters, and (ii) no incentive compensation shall be payable for the fiscal quarter ending March 31, 2000.

               (c) For each subsequent twelve (12)-month period during the Employment Period, beginning with the twelve (12)-month period commencing April 1, 2001, Executive shall be entitled to incentive compensation, payable currently in quarterly installments following the close of each fiscal quarter within such period, in a targeted annualized amount of Thirty Percent (30%) of Executive's base salary upon (i) the Corporation's achievement of the financial objectives and performance milestones established by the Board for each such twelve (12)-month period, (ii) Executive's achievement of his individual performance objectives as agreed by Executive and the Chief Financial Officer for that twelve (12)-month period and (iii) Executive's continuation in employment through the close of each fiscal quarter within that twelve (12)- month period for which quarterly incentive compensation is paid by the Corporation.

               (d) As a special retention incentive, Executive shall, upon the completion of the first twelve (12) months of the Employment Period, become entitled to a one-time special bonus in the dollar amount of Twenty Thousand Dollars ($20,000) payable on April 1, 2001.

               (e) The Corporation shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the

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Corporation under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

          3. Equity Compensation. As soon as possible following Executive's
             --------------------
commencement of employment with the Corporation, Executive will be granted a stock option to purchase Two Hundred Thousand (200,000) shares of the Corporation's Common Stock. The option will have an exercise price per share equal to the fair market value per share of the Corporation's common stock on the grant date. The option will be an incentive stock option under the federal tax laws, to the maximum extent allowable, and the balance will be a non-statutory option. The option will have a maximum term of ten (10) years, subject to earlier termination as set forth herein. The option will become exercisable for twenty-four percent (24%) of the option shares upon Executive's completion of one year of employment with the Corporation and will become exercisable for the balance of the option shares in a series of thirty-eight (38) successive monthly installments, each equal to two percent (2%) of the total number of option shares, upon your completion of each of the next thirty eight (38) months of employment with the Corporation following the first anniversary of Executive's start date. The remaining terms of Executive's option will be governed by the provisions of the Corporation's 1999 Stock Incentive Plan. No additional vesting will occur after Executive's termination of employment.

          4. Fringe Benefits. Executive shall, throughout the Employment Period,
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be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Corporation's executives and for which Executive qualifies. Executive shall accrue paid vacation benefits during the Employment Period at the rate of one
(1) week per calendar quarter.

          5. Expense Reimbursement. In addition to the compensation specified in
             ----------------------
Paragraph 2, Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Corporation for all business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes the Corporation with
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vouchers, receipts and other details of such expenses in the form required by the Corporation sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

          6. Death or Disability. Upon Executive's death or Disability during
             --------------------
the Employment Period, the employment relationship created pursuant to this Agreement shall immediately terminate, and no further compensation shall become payable to Executive pursuant to Paragraph 2 of this Agreement. In connection with such termination, the Corporation shall only be required to pay Executive or his estate (i) any unpaid base salary earned under Paragraph 2 for services rendered through the date of his death or Disability and (ii) the dollar value of all accrued and unused vacation benefits based upon Executive's most recent level of base salary.

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          7.Proprietary Information.
            ------------------------

               (a) Executive hereby acknowledges that the Corporation may, from time to time during the Employment Period, disclose to Executive confidential information pertaining to the Corporation's business and affairs, technology, research and development projects and customer base, including (without limitation) financial information concerning customers and prospective business opportunities. All information and data, whether or not in writing, of a private or confidential nature concerning the business, technology or financial affairs of the Corporation and its clients (collectively, "Proprietary Information") is and shall remain the sole and exclusive property of the Corporation. By way of illustration, but not limitation, Proprietary Information shall include all trade secrets, research and development projects, financial records, business plans, personnel data, computer programs and customer lists and accounts relating to the business operations, technology or financial affairs of the Corporation, other similar items indicating the source of the Corporation's revenue, all information pertaining to the salaries, duties and performance ratings of the Corporation's employees and all financial information relating to the Corporation's clients and their proposed or contemplated business transactions.

               (b) Executive shall not, at any time during or after such Employment Period, disclose to any third party or directly or indirectly make use of any such Proprietary Information, other than in connection with the Corporation's business and affairs.

               (c) All files, letters, memoranda, reports, records, data or other written, reproduced or other tangible manifestations of the Proprietary Information,whether created by Executive or others, to which the Executive has access during the Employment Period shall be used by Executive only in the performance of her duties hereunder. All such materials (whether written, printed or otherwise reproduced or recorded) shall be returned by Executive to the Corporation immediately upon the termination of the Employment Period or upon any earlier request by the Corporation, without Executive retaining any copies, notes or excerpts thereof.

               (d) Executive's obligation not to disclose or use Proprietary Information shall also extend to any and all information, records, trade secrets, data and other tangible property of the Corporation's clients or any other third parties who may have disclosed or entrusted the same as confidential information to the Corporation or Executive in connection with the Corporation's business operations.

               (e) Executive's obligations under this Paragraph 6 shall continue in effect after the termination of her employment with the Corporation, whatever the reason or reasons for such termination, and the Corporation shall have the right to communicate with any future or prospective employer of Executive concerning Executive's continuing obligations under this Paragraph 6.

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          8. Termination of Employment.
             --------------------------

               (a) The Corporation may terminate Executive's employment under this Agreement at any time for any reason, with or without cause, by giving at least thirty (30) days prior written notice of such termination to the Executive. If such termination notice is given to Executive, the Corporation may, if it so desires, immediately relieve Executive of some or all of his duties. In no event shall such thirty (30)-day notice requirement be applicable to a Termination for Cause under Paragraph (c) below.

               (b) Executive may terminate his employment under this Agreement at any time by giving the Corporation at least thirty (30) days prior written notice of such termination.

               (c) The Corporation may at any time, upon written notice, discharge the Executive from employment with the Corporation hereunder pursuant to a Termination for Cause. Such termination shall be effective immediately upon such notice.

               (d) Upon the termination of Executive's employment for any reason during the Employment Period, Executive shall be paid all salary and unused vacation earned through the date of such termination.

          9. Severance Benefits. Should the Executive's employment with the
             -------------------
Corporation terminate by reason of an Involuntary Termination in the absence of a Change in Control or by reason of an Involuntary Termination more than twelve
(12) months after a Change in Control, then the Executive shall become entitled to receive the following severance benefits:

                     (i)   Salary Continuation. Salary continuation payments at
                           --------------------
     the monthly rate of base salary in effect for Executive under Paragraph 2 at the time of his Involuntary Termination, for a period of six (6) months. Such salary continuation payments shall be made at semi-monthly intervals on the 15th and last day of each calendar month and shall be subject to all applicable withholding requirements.

                     (ii)  Health Care Coverage. Continued health care coverage
                            ---------------------
     under the Corporation's medical plan shall be provided, without charge, to Executive and his eligible dependents upon his election to receive such continued health care coverage under Internal Revenue Code Section 4980B ("COBRA"). Such Corporation-paid coverage shall continue until the earlier
                                                                        -------
     of (i) the expiration of the six (6) month period measured from the effective date of his Involuntary Termination or (ii) the first date on which Executive is covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which Executive and his dependents may be entitled under COBRA following the period of such Corporation-paid coverage shall be at Executive's sole cost and expense.

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          10. Change in Control Severance Benefits. Should Executive's
              -------------------------------------
employment with the Corporation terminate by reason of an Involuntary Termination within twelve (12) months after a Change in Control, then the Executive shall become entitled to receive the following severance benefits:

                     (i)   Salary Continuation. Salary continuation payments, at
                           --------------------
     the monthly rate of base salary in effect for him under Paragraph 2 at the time of his Involuntary Termination, for a period of twelve (12) months. Such salary continuation payments shall be made at semi-monthly intervals on the 15th and last day of each calendar month and shall be subject to all applicable withholding requirements.

                     (ii)  Health Care Coverage. Continued health care coverage
                           ---------------------
     under the Corporation's medical plan shall be provided, without charge, to Executive and his eligible dependents upon his election to receive such continued health care coverage under Internal Revenue Code Section 4980B ("COBRA"). Such Corporation-paid coverage shall continue until the earlier
                                                                        -------
     of (i) the expiration of the twelve (12)-month period measured from the effective date of his Involuntary Termination or (ii) the first date on which Executive is covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which Executive and his dependents may be entitled under COBRA following the period of such Corporation-paid coverage shall be at Executive's sole cost and expense.

                     (iii) Option Acceleration. To the extent the Executive's
                           --------------------
     outstanding Options do not vest on an accelerated basis at the time of the Change in Control because those Options are assumed by the successor entity or are otherwise continued in effect following that Change in Control, then Executive shall immediately, upon an Involuntary Termination of his employment with the Corporation (or the successor entity) within twelve
     (12) months after the effective date of that Change in Control, be credited with an additional twelve (12) months of service under the vesting schedule in effect for the shares purchased or purchasable under each of his Options. Accordingly, Executive shall immediately vest in that number of additional shares purchased or purchasable under each such Option equal to the number of additional shares in which Executive would have vested under the normal vesting schedule in effect for that Option had Executive actually rendered an additional twelve (12) months of service with the Corporation prior to the date of such Involuntary Termination. Executive shall have until the earlier of (i) the expiration of the option term or
                          -------
     (ii) any shorter period designated in the stock option agreement in which to exercise each of his Options for any or all of the option shares in which Executive is vested at the time of his Involuntary Termination, including the option shares which vest on an accelerated basis in accordance with the foregoing provisions.

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          11. Restrictive Covenants. During the Employment Period and for an
              ----------------------
additional period of two (2) years following the termination of Executive's employment for any reason other than death, Executive shall be subject to the following restrictive covenants:

                     (i) Executive shall not, within the United States of America or within a fifty (50)-mile radius of any other area in which the Corporation is conducting business, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of (including, without limitation, service as member of the board of directors or other governing entity), or be employed by any enterprise which is engaged in any business or enterprise providing goods or services competitive with the goods and services provided by the Corporation either during the Employment Period or at the time Executive's employment terminates or which the Corporation is at that time planning to provide in accordance with business plans adopted by the Board during Executive's period of employment with the Corporation. However, such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise. For purposes of this covenant, the following entities (together with their successors) shall specifically be deemed to be enterprises engaged in businesses competitive with the Corporation: Exodus Communications, Inc., Akamai Technologies, Inc., and MCI WorldCom, Inc.

                     (ii) Executive shall not directly or indirectly encourage or solicit any of the Corporation's employees to leave the Corporation's employ for any reason or interfere in any other manner with employment relationships at the time existing between the Corporation and its employees.

                     (iii) Executive shall not directly or indirectly solicit any customer, vendor, supplier, licensor, licensee or other business affiliate of the Corporation or otherwise induce any such person to terminate its existing business relationship with the Corporation or interfere in any other manner with any existing business relationship between the Corporation and any customer, vendor, supplier, licensor, licensee or other business affiliate.

              Executive hereby acknowledges that monetary damages may not be sufficient to compensate the Corporation for any economic loss which may be incurred by reason of his breach of this paragraph 11. Accordingly, in the event of any such breach, the Corporation shall, in addition to the termination of this Agreement and any remedies available to the Corporation at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

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          12. Discontinuance of Severance Benefits. In the event Executive
              -------------------------------------
breaches any of his obligations under Paragraph 11 of this Agreement, he shall cease to be entitled to any further severance benefits under Paragraph 9 or 10 of this Agreement, including (without limitation) any subsequent right to exercise any outstanding Options or to receive any further salary continuation payments or continued health care coverage at the Corporation's expense.

          13. Limitation of Severance Benefits. The benefits provided Executive
              ---------------------------------
under Paragraphs 9, or 10 of this Agreement are the only severance benefits to which Executive is entitled upon the termination of his employment with the Corporation, and no other severance benefits shall be provided to Executive by the Corporation pursuant to any other severance plan or program of the Corporation.

          14. Governing Document. This Agreement constitutes the entire
              -------------------
agreement and understanding of the Corporation and Executive with respect to the terms and conditions of Executive's employment with the Corporation and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Corporation relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Corporation. Any and all prior agreements, understandings or representations relating to the Executive's employment with the Corporation are hereby terminated and cancelled in their entirety and are of no further force or effect.

          15. Governing Law. The provisions of this letter agreement will be
              --------------
construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

          16. Remedies. All rights and remedies provided pursuant to this
              ---------
Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

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          17. Arbitration. Any and all disputes between Executive and the
              ------------
Corporation which arise out of Executive's employment under the terms of this Agreement or the termination of such employment shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, Executive's employment by the Corporation or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive's employment with the Corporation or its termination. The only claims not covered by this Agreement
                                                ---
are claims for benefits under the workers' compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Binding arbitration will be conducted in San Francisco, California in accordance with the rules and regulations of the American Arbitration Association. Each party will split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys' fees, that is, the arbitrator will not have authority to award attorneys' fees, unless a statutory
                                                             ------
section at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that this means that she is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

          18. Counterparts. This Agreement may be executed in more than one
              -------------
counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.


                              DIGITAL ISLAND CORPORATION


                              By:_____________________________

                              Title:__________________________



                              ________________________________
                                   HOWARD LASKY, EXECUTIVE

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